Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Expands Emeritus Relationship with Acquisition
of Assisted Living Community for $15.3 Million

MURFREESBORO, Tenn. - (July 1, 2013) National Health Investors, Inc. (“NHI”) (NYSE:NHI) announced today a $15.3 million acquisition of The Inn at Halcyon Village in Marysville, Ohio. The 76-unit assisted living and memory care community was built in 2009 and will be leased to Emeritus Senior Living ("Emeritus") (NYSE: ESC) for an initial 15-year term with an option to extend. Rent in the first year of the lease will amount to $1.15 million with three percent annual fixed escalators beginning in the third year. The purchase was funded from borrowings on NHI's revolving credit facility.

This will be the ninth NHI community leased to Emeritus. Justin Hutchens, NHI's CEO and President, said, "We are pleased to expand our relationship with Emeritus Senior Living, the nation's largest assisted living operator, with the addition of this very high-quality and stabilized assisted living community."

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

About Emeritus Senior Living
Emeritus Senior Living is the nation's largest assisted living and memory care provider, with the ability to serve nearly 50,000 residents. Over 30,000 employees support nearly 480 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process. Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.Emeritus.com, which also offers details on the organization's services. Emeritus' common stock is traded on the New York Stock Exchange under the symbol ESC.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.